SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     PRIMECAP Odyssey Funds
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Address of Principal Business Office (No. & Street, City, State, Zip Code):

      225 South Lake Avenue, Suite 400, Pasadena, CA  91101-3005
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Telephone Number (including area code):   (626) 304-9222
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Name and address of agent for service of process:

Mitchell J. Milias, 225 South Lake Avenue, Suite 400, Pasadena, CA  91101-3005
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Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES |X|  NO |_|

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Pasadena and State of California on the 28th day of June 2004.

                                  PRIMECAP ODYSSEY FUNDS


                                  By:   /s/Mitchell J. Milias
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                                  Name:   Mitchell J. Milias
                                  Its:    President


ATTEST:

By:     /s/ David H. Van Slooten
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Name:   David H. Van Slooten
Its:    Chief Financial Officer and Secretary